Exhibit 4.2
Material Contract

Consulting Services Agreement dated 1st January, 2007

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2007

BETWEEN:
UNGAVA MINERALS CORP.,
a corporation incorporated under the federal laws of Canada
(hereinafter called the “Corporation”)
OF THE FIRST PART;
- and -
1645194 ONTARIO INC.,

(hereinafter called the “Consultant”)
OF THE SECOND PART;

WHEREAS the Corporation wishes to retain the Consultant, and the Consultant has agreed to accept such assignment, upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual promises and agreements herein contained (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto covenant and agree as follows:

ARTICLE 1.
Engagement of the Consultant and Its Duties

1.1            Engagement

Subject to the terms of this Agreement, the Corporation hereby retains the Consultant to make Glen Erikson available to render consulting advice and services to the Corporation, and to any subsidiaries and/or affiliates of the Corporation, in connection with the development and operation of the corporate, financial and litigation affairs of the Corporation, its subsidiaries and its affiliates.

1.2	Services

The Consultant shall provide administrative and consulting services (the “Consulting Services”) in such manner as the Corporation and the Consultant may reasonably agree, and shall devote such time as is necessary to provide such Consulting Services. Such Consulting Services, which need not be rendered in Canada or require Mr. Erikson’s attendance in Canada, shall include (but not be limited to) providing advice with regard to the following:

(a)	financing and development of its business, including the provision of strategic advice;

(b)	defining competitive business visions from time to time and create a roadmap for implementation;

(c)	addressing all aspects of operations management and performance improvement;

(d)	identifying and controlling risk elements;

(e)	delivering operational effectiveness that maximizes efficiency and helps the organization achieve cost take out benefits;

(f)	defining strategic intent for competitive advantage;

(g)	developing appropriate governance, leadership, and organizational architectures;

(h)	developing internal processes and systems to build and grow the business;

(i)	developing and maintaining a team of professionals from various disciplines;

(j)	acquiring key resources, such as, talent and venture finance and strategic relationships;

(k)	advancing its litigation claims by marshalling documents and witnesses, assisting counsel, securing expert testimony and being a witness on the Corporation’s behalf; and

(l)	acting as agent of the Corporation in connection with the preparation of a 2OF and other documentation to be filed with the SEC.

1.3	Corporate Information

The Corporation agrees to co-operate with the Consultant and to provide such information, financial records and documents as may facilitate the performance of the Consulting Services by the Consultant. The Consultant and Mr. Erikson acknowledge that they have a special relationship with the Corporation and will act accordingly regarding undisclosed material information.

ARTICLE II.
Remuneration and Expenses
2.1           Consulting Fee

In consideration for the provision of the aforesaid Consulting Services for the term of this Agreement, the Corporation shall pay to the Consultant a monthly fee of Cdn$8,000, payable on the first day of each month (the “Consulting Fee”).

2.2           Expenses

Reasonable travel, entertainment and other expenses necessarily incurred by the Consultant pursuant to the Consultant’s rights and responsibilities under this Agreement, will be reimbursed to the Consultant by the Corporation against submission of appropriate vouchers or invoices in accordance with such reasonable guidelines as may be established by the board of directors of the Corporation from time to time, provided that any item of expense in excess of $2,000 to be incurred by the Consultant shall require the prior approval of two directors of the Corporation.

ARTICLE 111.
Term of Engagement
3.1	Term

The term of this Agreement shall commence and become effective on January 1, 2007 for a period of one year, and shall be renewable thereafter from month to month and may be terminated by either party giving sixty (60) days notice to the other that he intends to terminate this Agreement.

3.2	Termination

3.2.1	By the Corporation:

(a)           In the event where the Corporation terminates this Agreement it shall provide a notice together with an amount representing the Consulting Fees that would otherwise be due for a period of two (2) months from the date of the notice as well as all expenses incurred by the Consultant up to the date of such notice.
(b)           Notwithstanding anything in this Agreement, the Corporation may at its option terminate this Agreement for cause in law, at any lime without notice or payment of any compensation either by way of anticipated earnings or damages of any kind.

3.2.2	By the Consultant:

(a)           Should the Consultant, in its sole opinion, be unable to perform the services to be provided hereunder, then this Agreement may be terminated by the Consultant within thirty (30) days of a notice to this effect to the Corporation.

ARTICLE 1V.
Confidentiality

4.1           Confidentiality

The Consultant shall not disclose, during the term of this Agreement or at any time thereafter, any information concerning the business and affairs of the Corporation or its subsidiaries, affiliated corporations or associates, which it may have learned while providing the Consulting Services, to any person not an officer or director of the Corporation, other than in the proper discharge of his duties under this Agreement.  Furthermore, the Consultant shall not use, for its own purpose or for any purpose other than that of the Corporation, either during the continuance of its engagement under this Agreement or at any time thereafter, any information it may have acquired, or may acquire, in or in relation to the business of the Corporation, its subsidiaries, affiliated corporations or associates.

ARTICLEV.
Miscellaneous

5.1           Agency

Nothing herein contained shall constitute the Corporation or the Consultant the agent of the other. The relationship herein created shall be that of independent contractors acting at arm’s length.

5.2           Notices

Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses set forth below:

(a)	If to the Corporation:

Ungava Minerals Corp.
1155 Rene-Levesque Blvd. West
31st Floor
Montreal, Quebec
H3B 3S8
Attention:  President
Fax:  (514) 875-4308

(b)	If to Consultant:

1645194 Ontario Inc.
P.O. Box 485
Port Credit Post Office
Mississauga, Ontario
L5G 4M2
Fax:  (905) 274-8554

and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of address from time to time in the manner hereinbefore provided for the giving of notice.

5.3           Severability

If any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provisions shall, as to such jurisdiction, be ineffective only to the extent of any such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision or application to other parties or circumstances.

5.4           Counterparts

This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which when executed and delivered shall be an original but such counterparts together shall constitute one and the same instrument.

5.5           Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

5.6           Assignment and Successors

The rights which accrue to the parties under this Agreement shall be binding upon and enure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties hereto as the case may be.

5.7           Independent Legal Advice

The parties hereby acknowledge that this provision shall serve as notice to each party of being advised to arrange for such independent legal advice with respect to this Agreement, each of the matters herein and the implications thereof, as each party may independently deem necessary, and that each party has either obtained such independent legal advice or hereby waives the right thereto by signing this Agreement.

5.8           Time of the Essence

Time shall be the essence of this Agreement and every part thereof.

5.9           Entire Agreement

This Agreement, including the recitals set out above which shall form an integral part of this Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

5.10           Save Harmless

The Corporation shall save the Consultant harmless from any and all claims made against the Consultant arising from the carrying out its duties and obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

UNGAVA MINERALS CORP.

Per:	Signed: “Allan Miller”
Authorized Signing Officer

1645194 ONTARIO INC.

Per:	Signed: “Christine Erikson”
President